EXHIBIT 10.8

CONFIDENTIAL TREATMENT REQUESTED

AGREEMENT

This Agreement is entered into as of January 31, 1989 ("Effective Date"), by and between HOFFMANN-LA ROCHE INC., a New Jersey corporation having offices at 340 Kingsland Street, Nutley, New Jersey 07110 ("Roche") and PROTEIN DESIGN LABS, INC., a Delaware corporation having offices at 3181 Porter Drive, Palo Alto, California 94304 ("PDL").

WITNESSETH

WHEREAS, PDL has developed a body of technology relating to humanizing antibodies and, in particular, to humanized antibodies against the interleukin-2 receptor ("IL-2R");

WHEREAS, Roche has an active research and development program in human immunology and desires to obtain rights in and to PDL's proprietary technology with respect to these humanized antibodies;

WHEREAS, Roche has proven experience in the development, clinical research, registration, manufacturing and marketing of pharmaceutical products;

WHEREAS, PDL and Roche have agreed on understandings which will govern a scientific collaboration, clinical development program and subsequent commercialization on a sole and exclusive basis by Roche set forth in part in a Letter of Intent dated January 5, 1989; and

WHEREAS, PDL and Roche now desire that such understandings be embodied in a full text, binding agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants set forth below, PDL and Roche mutually agree as follows:

I.  DEFINITIONS

For the purposes of this Agreement, the following terms, when written with an initial capital letter, shall have the meaning ascribed to them below.

1.01 "Affiliate" means any corporation or other business entity controlled by, controlling, or under common control with another entity, with "control" meaning direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock of, or more than a fifty percent (50%) interest in the income of, such corporation or other business entity.

1.02 "Combination Product" means any product containing both an ingredient which causes it to be considered a Licensed Product and one or more other therapeutically active ingredients.

1.03    "FDA" shall mean the United States Food and Drug Administration.

1.04 "Field" means any humanized or chimeric antibody which binds to IL-2R, where "humanized" means a genetically engineered combination of a substantially human framework region and constant region, and complementarity determining regions from non-human antibodies, and where "chimeric" means a genetically engineered combination of a human constant region and non-human variable region. "Antibodies in the Field" means humanized and chimeric antibodies which bind to the IL-2R. It is believed that these Antibodies in the Field may be useful for therapeutic, diagnostic, imaging and similar purposes. It is understood that the Field includes, but is not limited to, that certain humanized murine monoclonal antibody prepared against the p55 component of the IL-2R ("humanized anti-Tac"). Furthermore, the Field includes, but is not limited to, all improvements relating to humanized anti-Tac including without limitation modifications in a structure introduced by genetic engineering, or by chemical or enzymatic cleavage. Also included within the Field shall be alternate hosts for producing humanized anti-Tac, methods for purification, formulations incorporating humanized anti-Tac, and uses and methods of use for humanized anti-Tac in human medicine.

1.05 "Initial Commercialization" means the end of the calendar month containing the date following FDA approval of the Product License Application filed for a Licensed Product for human therapeutic use for prevention of kidney transplant rejection or a major disease (within the meaning of Milestone #2 in Section 3.02 hereof) on which Roche, its Affiliates or sublicensees first sell such a product to an independent third party not an Affiliate of the seller in the Territory.

1.06 "Joint Inventions" means any inventions in the Field, whether patented or not, which are jointly made during the period beginning on the Effective Date and ending one year after termination of the Research Program by at least one PDL employee or person contractually required to assign or license patent rights covering such inventions to PDL and at least one Roche or F. Roche (as defined in Section 1.13) employee or person contractually required to assign or license patent rights covering such inventions to Roche or F. Roche.

1.07 "Licensed Product" means any product in the Field, including any Combination Product, the making, use or sale of which utilizes PDL Know-How, PDL Patents or Joint Inventions or would, in the absence of this Agreement, infringe a Valid Claim.

1.08 "Net Sales" means the gross invoice price ("GIP") of all Licensed Products sold or otherwise disposed of for consideration by Roche, its Affiliates or sublicensees to independent third parties not an Affiliate of the seller after deducting, if not already deducted, from the amount invoiced:

(a) the amounts actually allowed as volume or quantity discounts, rebates, price reductions, returns (including withdrawals and recalls); and

(b) sales, excise and turnover taxes imposed directly upon and actually paid by Roche, its Affiliates or sublicensees.

In addition, there shall be deducted, to the extent not already deducted from the amount invoiced, an amount equal to eight percent (8%) of the GIP to cover all other expenses or discounts, including but not limited to cash discounts, custom duties, transportation and insurance charges and other direct expenses.

In the case of Combination Products for which the Licensed Product and each of the other therapeutically active ingredients contained in the Combination Product have established market price when sold separately, Net Sales shall be determined by multiplying the Net Sales for each such Combination Product by a fraction, the numerator of which shall be the established market price for the Licensed Product(s) contained in the Combination Product, and the denominator of which shall be the sum of the established market prices for the Licensed Product(s) plus the other active ingredients contained in the Combination Product. When such separate market prices are not established, then the parties shall negotiate in good faith to determine the method of calculating Net Sales for Combination Products.

If Roche or its Affiliates or sublicensees receive non-cash consideration for any Licensed Product sold or otherwise transferred to an independent third party not an Affiliate of the seller or transferor, the fair market value of such non-cash consideration on the date of the transfer as known to Roche, or as reasonably estimated by Roche if unknown, shall be included in the definition of Net Sales.

1.09    "PDL Know-How" means, except as otherwise set forth in this
Section 1.09, all inventions, discoveries, trade secrets, information, experience, data, formulas, procedures and results in the Field, and improvements thereon, including any information regarding the structure, sequence and characterization of Antibodies in the Field, methods of making and the characterization of cell lines producing Antibodies in the Field, and methods of achieving high levels of expression of Antibodies in the Field, which are rightfully held by PDL as of the Effective Date, or which are developed or acquired by PDL during the period beginning on the Effective Date and ending one year after termination of the Research Program, and which Know-How is needed for registration, manufacturing, using or selling products in the Field; provided, however, that PDL Know-How excludes any Know-How of any kind concerning generic methods of designing, developing or preparing antibodies including, but not limited to, methods of humanizing antibodies, methods of reducing the immunogenicity of antibodies, and methods of increasing the affinity of antibodies.

1.10 "PDL Patent" means all patent applications owned or controlled by PDL ("Sole PDL Patents") and all patent applications resulting from Joint Inventions ("Joint Roche-PDL Patents") containing claims in the Field, which are filed prior to or during the term of this Agreement in the United States or any foreign jurisdiction, including any addition, continuation, continuation-in-part or division thereof or any substitute application therefor; any patent issued with respect to such patent application, any reissue, extension or patent term extension of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent; and any other United States and foreign patent or inventor's certificate covering claims in the Field.

1.11 "Research Program" means the collaborative scientific research program between PDL and Roche described more fully in Article VI hereof.

1.12 "Roche Inventions" means any inventions in the Field which are made during the term of this Agreement by employees of Roche of persons contractually required to assign or license patent rights covering such inventions to Roche.

1.13 "Territory" means the United States of America and its territories and possessions where the patent laws of the United States are in force. It is understood that PDL and Roche's parent company, F. Hoffmann-La Roche & Co. Limited Company of Basle, Switzerland ("F. Roche"), are contemporaneously entering into a separate license agreement (the "F. Roche Agreement") for all countries of the world outside the Territory.

1.14 "Valid Claim" means a claim in any issued patent within the PDL Patents which has not been disclaimed or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction by a decision beyond right of review.





CONFIDENTIAL TREATMENT REQUESTED

II.  LICENSE GRANT

2.01 License Grant. PDL grants to Roche and to Roche's Affiliates the sole and exclusive right to the PDL Know-How and the PDL Patents, but only to the extent necessary to make, have made, use and sell Licensed Products in the Field within the Territory. For so long as Roche is in compliance with its obligations under Section 7.01 hereof, Roche may sublicense the right to make, have made, use and sell Licensed Products in the Field within the Territory, but no other rights may be sublicensed. Any such sublicense shall be subject to the Section 4.05 hereof, and shall terminate automatically if Roche or F. Roche shall not have remedied or initiated steps to remedy a breach of
Section 7.01 hereof or Section 5.01 of the F. Roche Agreement, respectively, in a manner reasonably satisfactory to PDL within sixty (60) days after receipt by Roche of notice of such breach from PDL.

2.02 Identification of Patents. Set forth on Appendix A is a list identifying patents or patent applications which comprise Sole PDL Patents. PDL shall update this list by delivering a supplement to Roche no less frequently than once per year during the term of this Agreement.

III.  MILESTONES AND PAYMENTS

3.01    Kidney Transplant Indication.

  (a) Roche agrees to pay PDL each of the Milestone Payments specified below upon the occurrence of certain events, immediately with respect to Milestone #1 and within thirty (30) days with respect to all other Milestones, in accordance with the schedule set forth below:

Milestone #                                                        Payment $(M)

 #1         Full execution and deliver of the Agreements and          [  ]
            delivery of a cell line producing the humanized anti-Tac antibody by PDL to Roche.

 #2         Delivery of a cell line producing an Antibody in the      [  ]
            Field at greater than or equal to [   ] ug/ml.        (plus maximum
            Determination of yield shall be made for production   bonus of [ ])
            at Roche's facility under scale-up conditions, using
            media to be mutually agreed upon.  A [   ] shall be
            paid for each 1 ug/ml greater than [   ] ug/ml, with
            maximum total bonus payments of [   ].  Any bonus
            payments shall be made upon making yield determinations at both six months and twelve months from the Effective Date.

 #3         Demonstration of reduced [                ] in            [  ]
            monkey test for Antibody in the Field compared to the murine anti-Tac antibody.

 #4         [              ]                                          [  ]

 #5         Initial demonstration in human clinical trials that       [  ]
            an Antibody in the Field can be safely administered in multiple dose protocol.

 #6         Initiation of efficacy studies for an Antibody in         [  ]
            the Field for [        ]             indication.


 #7         Filing of U.S. Product License Application ("PLA")        [  ]
            with the FDA.                                             [  ]

(b) If any Milestone is not achieved (excluding those events which trigger a bonus payment under Milestone #2) but Roche elects to proceed to the next Milestone, payment for the Milestone not achieved shall be made to PDL at the time of payment for such next Milestone.

(c) Once the foregoing Milestone Payments have been paid for kidney transplant rejection indication, no further Milestone Payments are due for any other transplant rejection indications.

3.02    Additional Major Non-Transplant Indications.

  Subject to Section 3.01(c), Roche agrees to pay PDL the Milestone
Payments specified below within thirty (30) days of the occurrence of (or, if achieved by PDL, receipt by Roche of notice of) certain events in accordance with the schedule set forth below:

Milestone #                                                        Payment $(M)

 #1         IND application opened in the United States for an
            Antibody in the Field for a major disease (as
            defined below).
            a.      If filed by Roche.                                [  ]
            b.      If filed by PDL and Roche conducts further        [  ]
                    new drug approval testing.

 #2         Roche initiates [          ] for establishing             [  ]
            safety and efficacy of an Antibody in the Field for a major disease such as, for example, Type One diabetes, rheumatoid arthritis, SLE, multiple sclerosis, ankylosing spondylitis, inflammatory bowel disease or any disease where drugs for treating such a disease would not be classified as orphan drugs under then applicable U.S. law.

3.03    Cap on Milestone Payments.  There shall be a cap on total
Milestone Payments made by Roche to PDL pursuant to Sections 3.01 and 3.02 hereof, excluding any bonus payments, of Fifteen Million Dollars ($15,000,000). If Roche initiates a pivotal study(ies) in the United States for a second major disease indication pursuant to Milestone #2 of Section 3.02 and has not previously paid PDL a total of Fifteen Million Dollars (15,000,000) in Milestone Payments under Sections 3.01 and/or 3.02 at the time such studies are initiated, then at that time Roche shall pay to PDL the difference between Fifteen Million Dollars ($15,000,000) and the total amount of Milestone Payments already made to PDL excluding any bonus payments. If Roche conducts clinical trials for a major disease indication and such trials proceed faster than clinical trials for the kidney transplant indication (or if the kidney transplant indication trials are stopped) then the Milestone Schedule and Payments set forth in Section 3.01 are to be applied to such other major disease indication in lieu of the Milestone Schedule and Payments in Section 3.02 if the remaining Milestone Payments to be made under
Section 3.01 are greater than [  ].

3.04 Additional Indications Pursued by PDL. PDL reserves the right to conduct clinical trails and otherwise pursue the FDA product license approval process for Antibodies in the Field for uses other than kidney transplant indication ("Additional Testing"); provided, however, that if PDL undertakes Additional Testing, it shall use, and Roche hereby agrees to supply and license to PDL at no cost to PDL for this purpose, Antibodies in the Field manufactured by Roche; and provided further, that PDL shall regularly consult with and inform Roche concerning the Additional Testing and that PDL must obtain the prior written consent of Roche to the clinical protocols proposed by PDL, which consent shall not be unreasonably withheld.

IV.  ROYALTIES

4.01 Roche agrees to pay PDL royalties for sales of Licensed Products and Combination Products according to the schedule and terms set forth below.

(a)     Years 1 through 3.  For the first three (3) years following
Initial Commercialization of a particular Licensed Product, Roche shall pay PDL royalties on the aggregate annual worldwide Net Sales of all Licensed Products as follows:

Net Sales ($ in millions)                               Royalty Rate

Up to and including [   ]                               [  ]
Amount in excess of [   ] but not exceeding [   ]       [  ]
Over [   ]                                              [  ]

        For purposes of computing aggregate annual worldwide Net Sales, Roche's Net Sales in the Territory will be combined with the Net Sales of F. Roche for all countries of the world outside of the Territory. This same understanding is being incorporated into the agreement between PDL and F. Roche concerning the sale of Licensed Products outside the Territory.

(b)     Years 4 and Succeeding.  If a Valid Claim covering any
Licensed Product has been issued in the Territory prior to or during the three
(3) year period following Initial Commercialization, Roche shall pay PDL royalties in accordance with the provisions of Section 4.01(a). subject to
Section 4.02 below, if no such Valid Claim has been issued then Roche shall
pay PDL a royalty rate of [                  ] of the Net Sales in the
Territory. In such case, Roche's obligation to pay PDL royalties with respect to any particular Licensed Product shall terminate on the tenth anniversary of Initial Commercialization of such Licensed Product unless prior to that time such Valid Claim has been issued in the Territory, at which time Roche shall resume paying PDL royalties at the rates specified in Section 4.01(a) above.

(c)     Expiration After Year [   ].  If there are no Valid Claims,
Roche's obligation to pay royalties to PDL hereunder shall expire with respect
to any particular Licensed Product on the [     ] anniversary of the Initial
Commercialization of such Licensed Product in the Territory.

(d)     Antibodies in the Field Not Provided or Developed by PDL.
In consideration of the disclosure to Roche of PDL Know-How and cell lines as provided for herein, Roche agrees that products incorporating or using Antibodies in the Field which are not provided or developed by PDL shall nevertheless be conclusively presumed to utilize PDL Know-How. Accordingly, Roche shall pay PDL royalties on sales of each such product in the Territory
for a period of [     ] years from Initial


Commercialization of such product in accordance with the terms of this Section 4.01, and such sales shall constitute "Net Sales" for purposes hereof.

4.02    De Facto Exclusivity.  For purposes of this Article IV, the term
"de facto exclusivity" means that Roche, together with its Affiliates and
sublicensees, controls at least [    ] of the market for a particular Licensed
Product in the Territory as measured by unit sales. If no Valid Claim has been issued in the Territory and Roche does not enjoy de facto exclusivity for
a Licensed Product at any time after  [      ] years following Initial
Commercialization, then Roche shall pay PDL a royalty rate of [          ] of
the Net Sales in the Territory of that product until the [      ] anniversary
of Initial Commercialization, or until Roche shall acquire de facto exclusivity for that product or until such time as a Valid Claim issues in the Territory (at which time Roche shall resume paying PDL royalties at the rates specified in Sections 4.01(a) or (b) above, whichever is applicable).

4.03    Milestone Payments Credited Against Royalties.  Roche shall have
the right to credit [   ] of all Milestone Payments, exclusive of bonus
payments, actually made to PDL in excess of [         ]         against future
royalties due to PDL pursuant to this Article IV provided that such credits, when added to the offset provided for in Section 4.04 below, may not reduce the royalties to be paid to PDL to less than fifty percent (50%) of the amount which would otherwise be due pursuant to Section 4.01 hereof.

4.04    Offset for Third Party Licenses.

(a)     If PDL and Roche agree in writing that either party must
obtain a license from an independent third party in order for Roche to manufacture, use or sell a Licensed Product or for PDL to fulfill its obligations under the Research Program and if PDL and Roche agree upon the
terms of such license ("Third Party License"), then the parties shall [     ]
the cost of that license [      ].  Such cost includes license fees and any
other fixed costs associated with the Third Party License as well as any royalties. The parties then shall, within thirty (30) days, reimburse each
other in the manner necessary to effect a [           ] of such license fees
and other fixed costs. Both parties hereby acknowledge that PDL has obtained a required license from the National Technical Information Service ("NTIS") to use the anti-Tac antibody prepared against the IL-2R in order to carry out the activities anticipated by this Agreement, and that Roche will reimburse PDL within thirty (30) days of the Effective Date so that the license fees and
other fixed costs of the NTIS license will have been [          ].

(b)     PDL's share of the royalties portion of the cost of any
Third Party License, including the aforementioned license from NTIS, shall be
(i) accrued against and deducted from any royalties due to PDL from Roche pursuant to Sections 4.01 and 4.02 if Roche pays the royalties due under the Third Party License to such third party, and (ii) accrued in favor of and added to any royalties due to PDL from Roche pursuant to Sections 4.01 and 4.02 if PDL pays the royalties due under the Third Party License to such third party; provided, however, that this addition or offset shall not cause PDL's royalties to be reduced under the schedule set forth in Section 4.01 to
less than [         ] of Net Sales in any year, or under Sections 4.01(b) and
4.02 to less than [     ] if Roche has de facto exclusivity and   [     ] if
Roche does not have de facto exclusivity, and provided further, that Roche's total royalty obligations to PDL under Sections 4.01 and 4.02 when added to those royalties payable to third parties pursuant to Third Party Licenses
shall not exceed [      ] of Net Sales in any year.

4.05 Sublicenses. Any Net Sales of a Roche sublicensee shall be treated as Net Sales of Roche for purposes of royalty payments hereunder. If Roche shall grant any sublicenses under this Agreement, then Roche shall obtain the written commitment of such sublicensees to abide by all applicable terms and conditions of this Agreement and Roche shall remain responsible to PDL for the performance of any and all terms by such sublicensee. All such sublicenses shall terminate on termination of this Agreement.

4.06 Royalties upon Termination. If this Agreement is terminated pursuant to Sections 11.02, 11.03, or 11.04 below, Roche shall continue to pay PDL any royalties earned pursuant to this Article IV prior to the date of termination and any royalties earned thereafter as a result of sales under
Section 11.05.

V.  ACCOUNTING AND PAYMENTS

5.01 Quarterly Royalty Payments and Reports. Roche agrees to make royalty payments and written reports to PDL within forty-five (45) days after the end of each calendar quarter covering all sales of Licensed Products by Roche, its Affiliates or sublicensees for which invoices were sent during such calendar quarter. Each report shall state:

(a) for Licensed Products disposed of by sale, the quantity, description, Net Sales, GIP and the deductions pursuant to Section 1.08 by which such GIP is reduced to Net Sales,

(b) for Licensed Products disposed of other than by sale, the quantity, description, and nature of the disposition, and

(c) the calculation of royalties due to PDL for such quarter pursuant to Section 1.08 and Article IV hereof.

The information contained in each in each such report shall be considered confidential and PDL agrees not to disclose such information to any third party except as may be required by law, or to PDL's shareholders during such time as PDL is a privately-held company pursuant to any contract among PDL and such shareholders. Every other quarterly report shall reconcile aggregate annual Net Sales attributable to Roche with aggregate annual worldwide Net Sales attributable to F. Roche. Concurrent with the making of each quarterly report, Roche shall include payment due PDL of royalties for the calendar quarter covered by such report.

It is understood that pursuant to this provision, only one royalty shall be payable on a given unit of Licensed Produce disposed of under this Agreement. In the case of transfers or sales of any Licensed Product between Roche, F. Roche or an Affiliate or sublicensee of Roche or F. Roche, only one royalty payment shall be due, and such royalty shall be payable with respect to the sale of such Licensed Product to an independent third party not an Affiliate of the seller.

5.02 Termination Report. Roche also agrees to make a written report to PDL within ninety (90) days after the date on which Roche, F. Roche or their Affiliates or sublicensees last sell a Licensed

Product, stating in such report the same information called for in each quarterly report by Section 5.01 for all Licensed Products and Combination Products made, sold or otherwise disposed of and upon which were not previously reported to PDL.

5.03 Accounting. Roche agrees to keep full, clear and accurate records for a period of at least three (3) years, or such longer period as may coincide with Roche's internal records retention policy, setting forth the manufacturing, sales and other disposition of Licensed Products and Combination Products sold or otherwise disposed of under the license herein granted in sufficient detail to enable royalties payable to PDL hereunder to be determined. Roche further agrees to permit its books and records to be examined by an independent accounting firm selected by PDL from time to time to the extent necessary to verify reports provided for in Sections 5.01 and 5.02 above. Unless PDL obtains the prior written consent of Roche, such accounting firms must be selected from among those firms commonly referred to as the "Big Eight" firms in the Territory. Such examination is to be made at the expense of PDL, except in the event that the results of the audit reveal a discrepancy in favor of Roche of 10% or more over the period being audited, in which case reasonable audit fees for such examination shall be paid by Roche.

5.04 Methods of Payments. All payments due to PDL hereunder, plus any payments due under Articles III and VI, shall be paid in United States dollars by wire transfer to a bank in the United States designated in writing by PDL.

VI.  RESEARCH PROGRAM

6.01 Term. The Research Program shall have an initial term of two (2) years from the Effective Date. It may be extended on a year-to-year basis at Roche's option, with the areas of scientific research to be mutually agreed upon. The level of quarterly financial support contributed by Roche pursuant to Section 6.04 and the numbers of scientific personnel contributed by PDL pursuant to Section 6.02 shall remain unchanged by any such extension. If Roche desires not to extend the Research Program beyond its initial term or any subsequent term, it shall so notify PDL in writing at least six (6) months prior to the expiration of such term.

6.02    PDL Contributions.  PDL agrees to provide the services of an
annual average of  [   ] full time employees, including scientists and
technicians, to conduct scientific research in the following areas:
(a) as a first priority, the delivery to Roche of a cell line capable of producing a humanized anti-Tac antibody or antibodies;

(b)     the development of additional Antibodies in the Field;

(c) the development of Antibodies in the Field which have increased binding affinity;
(d) the development of cell lines expressing Antibodies in the Field at high levels; and
(e)     such additional areas as the parties may agree upon, if any.

6.03    Cell Lines

(a) PDL agrees to deliver to Roche viable samples of all cell lines producing any Antibodies in the Field developed under the research activities described in Section 6.02, and to deliver additional samples of such cell lines during the term of this Agreement as reasonably required by Roche to carry out its activities under this Agreement. Roche agrees to deliver back to PDL viable samples of such cell lines as may be requested by PDL.

(b)     Ownership of any cell lines developed under the Research
Program or delivered to Roche under Milestone #1 of Section 3.01, together with their progeny and derivatives, shall remain vested at all times in PDL.

(c)     Roche may only use the cell lines delivered to it under this
Section 6.03 or under Section 3.01, or their progeny or derivatives or the plasmids contained therein, to make, have made, use and sell Licensed Products in the Field within the Territory. Furthermore, the plasmids or parts thereof may only be used with the genes encoding antibodies developed or provided by PDL pursuant to the terms of this Agreement.

(d)     EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 6.10 BELOW, PDL
MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY CELL LINES DELIVERED HEREUNDER. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE CELL LINES DELIVERED TO ROCHE UNDER
SECTION 3.01 OR THIS SECTION 6.03 WILL NOT INFRINGE ANY PATENT OR OTHER
RIGHTS.

6.04    Roche Contributions.  Roche, in consideration of PDL's obligations
under Section 6.02 hereof, agrees to pay to PDL [          ] per quarter in the
first year of the Research Program and [      ] per quarter in each subsequent
year of the Research Program in support of its activities. The first quarter of the Research Program shall commence on February 1, 1989, with all subsequent quarters commencing on May 1, August 1 and November 1, respectively.

6.05    Records.  PDL agrees to keep records for a period of at least four
(4) years which confirm that the PDL is meeting its obligations under
Section 6.02 above, and to permit such records to be examined by a representative of Roche from time to time to the extent necessary to verify the commitment of human resources by PDL set forth in Section 6.02.

6.06 Research Protocol. PDL agrees to prepare, with the assistance of Roche, a statement of scientific goals and research protocols designed to support the areas of research set forth in Section 6.02(a)-(d).

6.07 Management and Meetings. Initially upon entering into this Agreement, each party shall nominate a Scientific Coordinator or Coordinators who will be responsible for facilitating the exchange of information and promoting and monitoring the progress of the Research Program. The Scientific Coordinators shall meet within sixty (60) days following the Effective Date at a place to be mutually agreed upon and, thereafter, at locations designated alternatively by the parties, approximately every six (6) months, beginning at the end of the six month after the first formal meeting and continuing thereafter until a final meeting takes place within sixty (60) days after termination of the Research Program. In addition, representatives of the parties shall meet informally as the Scientific Coordinators deem appropriate. Each party shall pay its own travel and lodging expenses.

6.08 Exchange of Information. At the outset of this Agreement, Roche and PDL shall inform each other, to the extent they have not already done so, of such knowledge as they possess in the Field which is necessary for the other party to carry out its obligations under this Agreement. Each party will permit access during the Research Program at reasonable times and with reasonable frequency to the relevant scientific personnel of the other party. The parties agree to inform each other on a timely basis of all results in the Field obtained by them during the Research Program to the extent such results are necessary for the other party to carry out its obligations under this Agreement or to reach the goals of the Research Program.

6.09 Reports. At least thirty (30) days prior to each of the meetings prescribed above, each party shall prepare written progress reports for the other party which summarize the reporting party's progress to date in achieving the goals of the Research Program. Following each such meeting, the parties shall jointly prepare a report summarizing the discussions and conclusions which were held and reached and setting forth plans for the Program for the next six months. A final, comprehensive technical report shall be submitted by each party to the other within sixty (60) days after expiration or termination of the Research Program.

6.10 Representations of PDL. PDL represents and warrants to Roche that, except as may otherwise be disclosed in writing to Roche:

(a) PDL has the full right and authority to enter into this Agreement;

(b) to the best knowledge of PDL after reasonable investigation, no third party has any right, title or interest in the Sole PDL Patents or PDL Know-How as the result of such third party's former employment of any PDL employee;

(c) PDL is not aware of any patent or other proprietary rights of third parties which might be infringed by the Sole PDL Patents or the PDL Know-How, including cell lines delivered hereunder.

VII.  CERTAIN COVENANTS OF ROCHE

7.01 Diligence. Upon execution of this Agreement, Roche shall use reasonable diligence in proceeding with (i) the development, testing and manufacturing of Licensed Products in accordance with the Milestone Schedule set forth in Article III hereof, and (ii) the subsequent marketing and sale of Licensed Products. Reasonable diligence as used in this Agreement shall mean the same standard of effort used by Roche in the development, testing, manufacturing, marketing and sale of its own protein-based products which must be approved by the FDA before they can be sold in the Territory. If Roche fails to exercise such diligence, PDL may terminate this Agreement and Roche's rights hereunder pursuant to Section 11.04 below.

7.02 Summary Information. Roche agrees to provide semi-annually to PDL summaries of the results of scale-up, GMP manufacturing, pre-clinical and clinical trials and other information concerning the Field which is generated pursuant to Roche's efforts to complete Milestones #2-7 as set forth in
Section 3.01 and Milestones #1 and #2 as set forth in Section 3.02.

VIII.  OWNERSHIP OF TECHNOLOGY

8.01    PDL Technology.  Ownership of the PDL Know-How and Sole PDL
Patents shall remain vested at all times in PDL. Notwithstanding the provisions of Section 2.01, PDL expressly reserves under this Agreement
(i) all rights to use the PDL Know-How and Sole PDL Patents to make, have made, use and sell anywhere in the world all products not within the Field and
(ii) the right to use the PDL Know-How and Sole PDL Patents for PDL's internal research purposes in the Field.

8.02 Joint Inventions and Joint Roche-PDL Patents. Ownership of Joint Inventions and Joint Roche-PDL Patents shall be vested jointly in PDL and Roche. Roche shall have the exclusive right to make, have made, use or sell any Joint Invention or Joint Roche-PDL Patent in the Field within the Territory during the term of the Agreement. Both parties shall have the non-exclusive right to make, have made, use or sell any Joint Invention or Joint Roche-PDL Patent outside the Field during the term of the Agreement, and neither party shall be obligated to account to the other for such use. Upon the expiration or termination of the Agreement, both parties shall have the non-exclusive right to make, have made, use or sell any Joint Invention or Joint Roche-PDL Patent without restriction and without any obligation to account to the other party for such use. Notwithstanding the foregoing or the provisions of Section 2.01, PDL expressly reserves the right to use Joint Inventions and Joint Roche-PDL Patents for PDL's internal research purposes in the Field.

8.03 Roche Inventions. PDL hereby acknowledges that this Agreement does not grant PDL any ownership rights in the Roche Inventions.

IX.  INVENTIONS

9.01    Sole PDL Patents.  PDL agrees to prosecute and reasonably maintain all of the patents and applications included within the Sold PDL Patents.  PDL
shall bear [            ] costs and expenses for such prosecution and
maintenance except for the costs and expenses of foreign filings for such patents which are to be borne by F. Roche in accordance with the terms of the
F. Roche Agreement. At PDL's reasonable request, Roche shall cooperate, in all reasonable ways, in connection with the prosecution of all patent applications included within the Sole PDL Patents. Should PDL decide that it is no longer interested in maintaining or prosecuting a Sole PDL Patent, it shall promptly advise Roche thereof and, at the request of Roche, PDL and Roche shall negotiate in good faith to determine an appropriate course of action in the interests of both parties. If any Sole PDL Patents are assigned to Roche, Roche will thereafter prosecute and reasonably maintain such at Roche's own cost to the extent that Roche desires to do so.

9.02    Joint Inventions.

(a) PDL will have the first right of election to file priority patent applications for Joint Inventions in any country in the world. If PDL declines to file such applications then Roche may do so. Regardless of which party files a priority patent application, however, any claims covered by such applications shall be considered as part of the PDL Patents for the purpose of defining a Valid Claim under this Agreement.

(b) The party not performing the priority patent filings for Joint Inventions pursuant to this Section 9.02 undertakes without cost to the filing party to obtain all necessary assignment documents for the filing party, to render all signatures which shall be necessary for such patent filings and to assist the filing party in all other reasonable ways which are necessary for the issuance of the patents involved as well as for the maintenance and prosecution of such patents. The party not performing the patent filings shall upon request be authorized by the other party to have access to the files concerning such patents in any patent offices in the world.

(c)     The party performing the priority patent filings for Joint
Inventions pursuant to this Section 9.02 undertakes to perform the corresponding convention filings from case to case, after having discussed the countries for foreign filings with the other party; provided, however, that, pursuant to the F. Roche Agreement, F. Roche is to bear any costs associated with such foreign filings regardless of which party performs such filings.

9.03 General Procedures. The parties shall observe the following procedures for patent applications for inventions arising from this Agreement:

(a) As soon as one of the parties concludes that it wishes to file a patent application covering an invention in the Field, it shall immediately inform the other party thereof and consult about the filing procedures concerning such patent application. For this purpose, such party will provide the other party with the determination of inventors and scope of claims as early as possible. Should a party be faced with possible loss of rights, such communications may take place promptly after filing a convention application.

(b) Except as set forth in Sections 9.01 and 9.02 with respect to the costs of foreign filings, the party performing any priority patent filings as described above shall be obliged to prosecute and reasonably maintain such applications and any patents resulting therefrom and will have to bear the costs associated therewith. On request of the party performing the filing, the other party will cooperate, in all reasonable ways, in connection with the prosecution of all such patent applications relating to inventions. The party performing the filing shall advise the other party of any substantial action or development in the prosecution of its patent applications and patents, in particular of the question of scope, the issuance of, or the rejection of, an interference involving or an opposition to any respective patent application or patent.

(c) Inventions and other intellectual property made by either party outside the Field shall be excluded from the provisions of this Agreement and shall belong solely to the party having made the invention or other intellectual property.

X.  ENFORCEMENT OF PATENTS

10.01 Sole PDL Patents. In the event of any action against a third party for infringement of any claim in any issued patent within the Sole PDL Patents, or the institution by a third party of any proceedings for the revocation of any such claim, each party will notify the other promptly and, following such notification, the parties shall confer. PDL shall have the right, but shall not be obligated, to prosecute such actions or to defend such proceedings at its own expense, in its own name and entirely under its own direction and control. Roche will reasonably assist PDL in such actions or proceedings if so requested, and will lend its name to such actions or proceedings if requested by PDL or required by law. PDL will pay or reimburse Roche for all costs, expenses and liabilities which Roche may incur or suffer in affording assistance to such actions or proceedings. If PDL elects not to bring any action for infringement or to defend any proceeding for revocation of any claims in any issued patent within the Sole PDL Patents within ninety
(90) days of being requested by Roche to do so, Roche may bring such action or defend such proceeding at its own expense, in its own name and entirely under its own direction and control. PDL will reasonably assist Roche in any action or proceeding being prosecuted or defended by Roche, if so requested by Roche or required by law. Roche will pay or reimburse PDL for all costs, expenses and liabilities which PDL may incur or suffer in affording assistance to such actions or proceedings. No settlement of any such action or defense which restricts the scope or affects the enforceability of PDL Know-How or Sole PDL Patents may be entered into by either PDL or Roche without the prior consent of the other party hereto, which consent, in the case of Roche shall not be unreasonably withheld and in the case of PDL may be withheld in PDL's sole and absolute discretion.

If either party elects to bring an action for infringement or to defend any proceedings for revocation of any claims pursuant to this Section 10.01 and subsequently ceases to continue or withdraws from such action or defense, it shall forthwith so notify the other party and the other party may substitute itself for the withdrawing party and the parties' respective rights and obligations under this Section 10.01 shall be reversed.

10.02 Joint Roche-PDL Patents. In the event of any action against a third party for infringement of any claim in any issued patent within the Joint Roche-PDL Patents, or the institution by a third party of any proceedings for the revocation of any such claim, each party will notify the other promptly and, following such notification, the parties shall confer to determine whether either or both parties shall control the prosecution or defense of such action or proceeding and who shall bear the costs thereof. If the parties are unable to reach agreement within ninety (90) days of the notification referred to above, then each party shall have the right to bring such action or defend such proceeding at its own expense, in its own name and entirely under its own direction and control; provided, however, that if both parties elect to prosecute or defend, each party shall bear its own expenses but both parties shall have equal control over such prosecution or defense.
No settlement of any action or defense which restricts the scope or affects the enforceability of Joint Roche-PDL Patents may be entered into by either PDL or Roche without the prior consent of the other party hereto, which consent shall not be unreasonably withheld.

10.03 Distribution of Proceeds. In the event either party exercises the rights conferred in Section 10.01 or 10.02 hereof, and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof, such damages or other sums recovered, shall first be applied to all costs and expenses connected therewith including reasonable attorneys fees, necessarily involved in the prosecution and/or defense of any suit or proceeding, and if after such reimbursement any funds shall remain from such damages or other sums recovered, said recovery shall belong to the party exercising its rights; provided, however, that any remaining recovery by Roche shall be shared, with seventy-five percent (75%) being retained by Roche and twenty-five percent (25%) being paid to PDL.

10.04 Defense of Infringement Actions. Roche shall defend at its own cost any infringement suit that may be brought against PDL or Roche on account of the development, manufacture, production, use or sale of any Licensed Product, and shall indemnify and save PDL harmless against any such patent or other infringement suits, and any claims, losses, damages, liabilities, expenses, including reasonable attorneys' fees and cost, which may be incurred by PDL therein or in settlement thereof. Any and all settlements which restrict the scope or enforceability of PDL Know-How or Sole PDL Patents must be approved by PDL in its sole and absolute discretion before execution by Roche. Any and all settlements which restrict the scope or enforceability of Joint Roche-PDL Patents must be approved by PDL before execution by Roche, such approval not to be unreasonably withheld. PDL shall not be required to approve any settlement which does not include as a condition thereof the granting to PDL of a full and unconditional release of claims. PDL will use its best efforts to avoid knowingly infringing any patents of third parties in PDL's design of the cell lines being delivered to Roche hereunder, and PDL will inform Roche of any such potential infringement promptly upon PDL's becoming aware of such potential infringement.

10.05 Right to Counsel. Each party to this Agreement shall always have the right to be represented by counsel of its own selection and its own expense in any suit or other action instituted by the other for infringement, under the terms of this Agreement.



XI.  TERM AND TERMINATION

11.01   Term.   Unless earlier terminated pursuant to the terms of this
Article XI, this Agreement shall remain in effect until the later of (a) the date of expiration of the last to expire of any Valid Claims or (b) the date
of the [   ] anniversary of the Initial Commercialization of the last Licensed
Product to be introduced by Roche hereunder, at which time this Agreement shall automatically expire.

11.02   Termination by Mutual Agreement.        This Agreement may be
terminated by the written agreement of the parties.

11.03 Termination by Roche. Roche may terminate this Agreement upon ninety (90) days written notice to PDL; however, any such termination prior to the end of the initial two-year term of the Research Program shall not relieve Roche of its obligations under Section 6.04 to make quarterly payments to PDL for the full two-year period provided in Section 6.01.

11.04 Termination by Default. If either party defaults in the performance of, or fails to be in compliance with, any material agreement, condition or covenant of this Agreement, the party not in default may terminate this Agreement at its option; provided, however, that if such event of default or non-compliance is the first occurrence of an event giving rise to the right of termination pursuant to this Section 11.04, the non-defaulting party may terminate this Agreement only if such default or noncompliance shall not have been remedied, or steps initiated to remedy the same to the other party's reasonable satisfaction within sixty (60) days after receipt by the defaulting party of a written notice thereof from the other party. If PDL terminates the F. Roche Agreement pursuant to Section 7.04 thereof, PDL may elect to simultaneously terminate this Agreement upon written notice to Roche. If F. Roche terminates the F. Roche Agreement pursuant to Section 7.04 thereof, Roche may elect to simultaneously terminate this Agreement upon written notice to PDL.

11.05 Inventory. Upon termination of this Agreement, PDL hereby grants Roche a license to sell within one (1) year of such termination any Licensed Products in Roche's or its Affiliates or sublicensee's inventory on the date of such termination, which have not previously been sold ("Inventory"); provided, however that Roche shall pay the royalties due on such Inventory in the amounts and manner provided for in Articles IV and V.

11.06 Return of Materials and Information. Subject to Section 12.05 hereof concerning archival copies, upon termination of this Agreement by Roche pursuant to Section 11.03 or by either or both parties pursuant to Sections 11.02 or 11.04: (a) Roche forthwith shall return to PDL all cell lines and their progeny, antibodies and other biological materials provided to Roche by PDL under this Agreement, as well as complete copies of all data and results of scale-up, GMP manufacturing, pre-clinical and clinical trials and other information generated pursuant to Roche's efforts to complete
Milestones #2-7 as set forth in Section 3.01 above and Milestones #1-2 as set forth in Section 3.02 above; and (b) PDL forthwith shall return to Roche all scientific instruments and materials and related information provided to PDL by Roche under this Agreement.

11.07 Rights and Obligations on Termination or Expiration. Unless expressly provided to the contrary, the provisions of Sections 4.07, 9.04 and Articles V, X, XII, XIII, and XV (and, if applicable under Section 11.03, the payment obligations of Roche under Section 6.04), shall survive the termination of this Agreement. Upon the expiration of this Agreement pursuant to Section 11.01 above, if it is not otherwise terminated pursuant to this
Article XI, PDL shall grant to Roche a non-exclusive, royalty-free license to use the PDL Know-How and Sole PDL Patents and cell lines delivered pursuant to
Section 6.03, but only to the extent necessary to make, have made, use and sell Licensed Products in the Field.

11.08 Archival Copies. Section 11.06 notwithstanding, each party shall be entitled to keep for archival purposes one copy of all written materials returned to the other party pursuant to Section 11.06.

XII.  CONFIDENTIALITY, DISCLOSURE AND PUBLICATIONS

12.01   Prior Agreements.  This Agreement supersedes that certain
Confidential Disclosure Agreement entered into between PDL and Roche on August 29, 1988.

12.02 Confidentiality. During the term of this Agreement and for a period of five (5) years following expiration or termination of this Agreement, each party shall maintain in confidence all information and materials including, but not limited to, cell lines, their progeny, and antibodies, disclosed by the other party hereto which such party knows or has reason to know are or contain trade secrets or other proprietary information of the other, including, without limitation, information relating to the PDL Know-How, PDL Patents, Joint Inventions and inventions of the other party, and the business plans of the other party, including, without limitation, information provided by either party to the other party hereto prior to the Effective Date, and shall not use such trade secrets or proprietary information for any purpose, including, without limitation, for the purpose of developing products in the Field except as permitted by this Agreement or disclose the same to anyone other than those of its Affiliates, sublicensees, employees, consultants, agents or subcontractors as are necessary in connection with such party's activities as contemplated in this Agreement. Each party shall obtain a written agreement from any sublicensees, employees, consultants, agents and subcontractors, prior to disclosure, to hold in confidence and not make use of such trade secrets or proprietary information for any purpose other than those permitted by this Agreement. Notwithstanding the foregoing sentence, with respect to employees or consultants of a party or such party's Affiliates who have signed a confidentiality agreement in favor of such party or Affiliate as employer, if such confidentiality agreement binds the employee or consultant to protect proprietary information disclosed hereunder to the same extent (or greater) as required by this Section 12.02, then it shall be sufficient for the employing party to (a) notify such employees or consultants of the fact that information disclosed hereunder is governed by such confidentiality agreements and (b) identify to such employees the information which is so governed. Each party shall be responsible for ensuring compliance with these obligations by such party's Affiliates, sublicensees, employees, consultants, agents and subcontractors. Each party shall use a similar effort to that which it uses to protect its own most valuable trade secrets or proprietary information to ensure that its Affiliates, sublicensees, employees, consultants, agents and subcontractors do not disclose or make any unauthorized use of trade secrets or proprietary information of the other party hereto. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other's trade secrets or proprietary information.

12.03 Exceptions. The obligation of confidentiality contained in this Agreement shall not apply to the extent that (a) either party (the "Recipient") is required to disclose information by order or regulation of a governmental agency or a court of competent jurisdiction or (b) the Recipient can demonstrate that (i) the disclosed information was at the time of such disclosure by the Recipient already in the public domain other than as a result of actions of the Recipient, its Affiliates, employees, licensees, agents or subcontractors, in violation hereof; (ii) the disclosed information was rightfully known by the Recipient or its Affiliates (as shown by its written records) prior to the date of disclosure to the Recipient in connection with the negotiation, execution or performance of this Agreement; or (iii) the disclosed information was received by the Recipient or its Affiliates on an unrestricted basis from a source unrelated to any party to this Agreement and not under a duty of confidentiality to the other party, or
(c) disclosure is made to the FDA as part of the FDA's product license approval process.

12.04 Publications. Prior to public disclosure or submission for publication of a manuscript describing the results of any aspect of the Research Program or other scientific activity or collaboration between PDL and Roche in the Field, the party disclosing or submitting such a manuscript ("Disclosing Party") shall send the other party ("Responding Party") by express air-mail a copy of the manuscript to be submitted and shall allow the Responding Party a reasonable time period (not to exceed sixty (60) days from the date of mailing) in which to determine whether the manuscript contains subject matter of which patent protection should be sought (prior to publication of such manuscript) for the purpose of protecting an invention conceived or developed in connection with the PDL/Roche scientific collaboration, or whether the manuscript contains confidential information belonging to the Responding Party. After the expiration of sixty (60) days from the date of mailing such manuscript, the Disclosing Party shall be free to submit such manuscript for publication and publish or otherwise disclose to the public such research results. Should the Responding Party believe the subject matter of the manuscript contains confidential information or a patentable invention of substantial commercial value to the Responding Party, then prior to the expiration of sixty (60) days from the date of mailing of such manuscript to it by the Disclosing Party, the Responding Party shall notify the Disclosing Party in writing of its determination that such manuscript contains such information or subject matter for which patent protection should be sought. Upon receipt of such written notice from the Responding Party, the Disclosing Party shall delay public disclosure of such information or submission of the manuscript for an additional period of sixty
(60) days to permit preparation and filing of a patent application on the disclosed subject matter. The Disclosing Party shall thereafter be free to publish or disclose such information, except that the Disclosing Party may not disclose any confidential information of the Responding Party in violation of Sections 12.02 and 12.03 hereof. Each Party agrees to give the other party reasonable opportunity to review and comment on any proposed publication arising from the research collaboration between the parties. Determination of authorship for any paper or patent shall be in accordance with accepted scientific practice. Should any questions on authorship arise, this will be determined by good faith consultation between the Scientific Coordinators.

XIII.  DISPUTE RESOLUTION

13.01 Arbitration. Any claim, dispute or controversy arising out of or in connection with or relating to this agreement or the breach or alleged breach thereof shall be submitted by the parties to arbitration by the American Arbitration Association in Santa Clara County, California under the commercial rules then in effect for that Association except as provided herein. All proceedings shall be held in English and a transcribed record prepared in English. The parties shall choose, by mutual agreement, one arbitrator within thirty (30) days of receipt of notice of the intent to arbitrate. If no arbitrator is appointed within the times herein provided or any extension of time which is mutually agreed upon, the Association shall make such appointment within thirty (30) days of such failure. The award rendered by the arbitrator shall include costs of arbitration, reasonable attorneys' fees and reasonable costs for expert and other witnesses, and judgment on such award may be entered in any court having jurisdiction thereof. The parties shall be entitled to discovery as provided in Sections 1283.05 and 1283.1 of the Code of Civil Procedure of the State of California, whether or not the California Arbitration Act is deemed to apply to said arbitration. Nothing in this Agreement shall be deemed as preventing either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of the dispute as necessary to protect either party's name, proprietary information, trade secrets, know-how or any other proprietary right. If the issues in dispute involve scientific or technical matters, any arbitrator chosen hereunder shall have educational training and/or experience sufficient to demonstrate a reasonable level of knowledge in the field of biotechnology. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

13.02 Use of Scientific Coordinators. Both parties shall endeavor to resolve any disputes emerging out of the activities of the Research Program or
Article III by first having the respective Scientific Coordinators meet to discuss such disputes.

XIV.  FORCE MAJEURE

14.01 If either party shall be delayed, interrupted in or prevented from the performance of any obligation hereunder by reason of force majeure including an act of God, fire, flood, earthquake, war (declared or undeclared), public disaster, strike or labor differences, governmental enactment, rule or regulation, or any other cause beyond such party's control, such party shall not be liable to the other therefor; and the time for performance of such obligation shall be extended for a period equal to the duration of the contingency which occasioned the delay, interruption or prevention. The party invoking such force majeure rights of this subparagraph must notify the other party by registered letter within a period of fifteen
(15) days, from the first and last day of the force majeure unless the force majeure renders such notification impossible in which case notification will be made as soon as possible. If the delay resulting from the force majeure exceeds six (6) months, both parties shall consult together to find an appropriate solution.

XV.  MISCELLANEOUS

15.01 Assignment. This agreement and the licenses herein granted other than the aforementioned agreement between PDL and F. Roche relating to the same Field but outside the Territory shall be binding upon and shall inure to the benefit of, successors of the parties hereto, or to an assignee of all of the good will and entire business and assets of a party hereto relating to pharmaceutical and veterinary products but shall not otherwise be assignable without the prior written consent of the other party, which consent will not be unreasonably withheld.

15.02 Entire Agreement. This Agreement and the F. Roche Agreement constitute the entire Agreement between the parties hereto with respect to the within subject matter and supersede all previous Agreements, whether written or oral. This Agreement shall not be changed or modified orally, but only by an instrument in writing signed by both parties.

15.03 Severability. If any provision of this Agreement is declared invalid by an arbitrator pursuant to Section 13.01 or by a court of last resort or by any court from the decision of which an appeal is not taken within the time provided by law, then and in such event, this Agreement will be deemed to have been terminated only as to the portion thereof which relates to the provision invalidated by that decision and only in the relevant jurisdiction, but this Agreement, in all other respects and all other jurisdictions, will remain in force; provided, however, that if the provision so invalidated is essential to the Agreement as a whole, then the parties shall negotiate in good faith to amend the terms hereof as nearly as practical to carry out the original interest of the parties, and, failing such amendment, either party may submit the matter to arbitration for resolution pursuant to Section 13.01.

15.04   Indemnification.  Roche shall defend, indemnify and hold harmless
PDL, its trustees, officers, agents and employees harmless from any and all liability, demands, damages, expenses, and losses of any kind, including those resulting from death, personal injury, illness or property damage arising
(i) out of the manufacture, distribution, use, testing, sale or other disposition, by Roche, an Affiliate of Roche, or any distributor, customer, sublicensee or representative of Roche or anyone in privity therewith, of any Licensed Product, or any cell lines, their progeny, or other biological materials, method, process, device or apparatus licensed or provided by PDL to Roche hereunder, or (ii) as a result of practicing a Joint Invention, or using PDL Know-How or PDL Patents licensed to Roche under this Agreement, except where such claim is based on the negligent acts of commission or omission of PDL.

15.05 Notices. Any notice or report required or permitted to be given under this Agreement shall be in writing and shall be mailed by United States mail, or telexed or telecopied and confirmed by mailing, as follows and shall be effective five (5) days after such mailing:

        If to PDL:      Protein Design Labs, Inc.
                        3181 Porter Drive
                        Palo Alto, California 94304
                        Attention: President

        Copy to:        Ware & Freidenrich
                        400 Hamilton Avenue
                        Palo Alto, California 94301-1809
                        Attention:  Marta L. Morando, Esq.

        If to Roche:    Hoffmann-La Roche Inc.
                        340 Kingsland Street
                        Nutley, New Jersey 07110
                        Attention:  Corporate Secretary

15.06 Choice of Law. The validity, performance, construction, and effect of this Agreement shall be governed by the laws of the State of California.

15.07 Publicity. Both parties agree to issue mutual press releases concerning their entry into this Agreement, with the content of such releases to be approved in advance by both parties. In all other respects, neither party shall use the name of the other party in any publicity release without the prior written permission of such other party, which shall not be unreasonably withhold. The other party shall have a reasonable opportunity to review and comment on any such proposed publicity release. Except as required by law, neither party shall publicly disclose the terms of this agreement or its terms and conditions unless expressly authorized to do so by the other party which authorization shall not be unreasonably withheld. In the event that disclosure shall be agreed upon then the parties will work together to develop a mutually acceptable disclosure.

15.08 Headings. The captions used herein are inserted for convenience of reference only and shall not be construed to create obligations, benefits, or limitations.

15.09 Counterparts. This Agreement may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument.


IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.


PROTEIN DESIGN LABS, INC.
By:   /s/  Laurence Jay Korn
Title:     President
Date:  16 March 1989

HOFFMANN-LA ROCHE, INC.
By:  /s/  Irwin Lerner
Title:  President and CEO
Date:  March 16, 1989


                                    APPENDIX A
                                 Sole PDL Patents
T&T
DOCKET
NO.         TITLE                INVENTORS      FILING DATE    SERIAL NO. STATUS

11823-1     Closing and          Tso and Queen  Dec. 15, 1987  132,387   Pending
            Expressions of
            Phospholipase C
            Genes

11823-4     IL-2 Receptor-       Queen          Apr. 15, 1988  182,682   Pending
            Specific
            Chimeric Antibodies

11823-5     Chimeric Antibody    Queen          Sep. 28, 1988  233,037   Pending
            Production

11823-7     Cellular Toxic       Queen          Nov. 23, 1988  275,462   Pending
            Conjugates

11823-7-1   Cellular Toxic       Queen,         Dec. 15, 1988  PCT/US88/ Pending
(Comb. of   Conjugates           Chovnick,      (Canada & PCT  04493
`387 and                         Schneider and  for Japan &
`462)                            Tso            EPO)

11823-7-2   Cellular Toxic       Queen,         Dec. 28, 1988  290,968   Pending
(Comb. of   Conjugates           Chovnick,
`387 and                         Schneider and
`462)                            Tso

11823-8     Novel IL-2           Queen and      Dec. 28, 1988  290,975   Pending
            Receptor Specific    Selleck
            Human
            Immunoglobulins

11823-9     Humanized            Queen          Feb. 13, 1989  310,252   Pending
            Antibody
            Production